                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
            Information Statement Pursuant to Rules 13d-1 and 13d-2
                                Amendment No. 1


                                 Anadigics, Inc.
- --------------------------------------------------------------------------------
                                (Name of Issuer)



                         Common Stock, $.01 par value
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   032515108
               ------------------------------------------------
                                 (CUSIP Number)



     Check the following box if a fee is being paid with this statement _______. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)



                         (Continued on following pages)

                               Page 1 of 5 Pages
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- ---------------------
CUSIP NO.
032515108
- ---------------------
- --------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or  I.R.S. Identification No. of  Above Person

     Goldman, Sachs & Co.
- --------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                         (a) ____
                                         (b)  X
                                             ----
- --------------------------------------------------------------------------------
3.   SEC Use Only

- --------------------------------------------------------------------------------
4.   Citizenship or place of  Organization

                        New York
- --------------------------------------------------------------------------------
Number of       5  Sole Voting Power
Shares
Beneficially          0
Owned By        -------------------------
Each            6  Shared Voting Power
Reporting
Person With           90,472
                -------------------------
                7  Sole Dispositive Power

                      0
                -------------------------
                8  Shared Dispositive Power

                      90,472
                -------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

      90,472
- --------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

- --------------------------------------------------------------------------------
11.  Percent of Class Representing by Amount in Row (9)

      1.2%
- --------------------------------------------------------------------------------
12.  Type of Reporting Person

         BD-PN-IA
- --------------------------------------------------------------------------------

                               Page 2 of 5 Pages
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- -------------------------
CUSIP NO.
032515108
- ---------------------
- --------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     The Goldman Sachs Group, L.P.
- --------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                         (a) _____
                                         (b)  X
                                             -----
- --------------------------------------------------------------------------------
3.   SEC Use Only

- --------------------------------------------------------------------------------
4.   Citizenship or place of Organization

         Delaware
- --------------------------------------------------------------------------------
Number of       5  Sole Voting Power
Shares
Beneficially           52,526
Owned By        -------------------------
Each            6  Shared Voting Power
Reporting
Person With            90,472
                -------------------------
                7  Sole Dispositive Power

                       52,526
                -------------------------
                8  Shared Dispositive Power

                       90,472
                -------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

       142,998
- --------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

- --------------------------------------------------------------------------------
11.  Percent of Class Representing by Amount in Row (9)

       1.9%
- --------------------------------------------------------------------------------
12.  Type of Reporting Person

        HC-PN
- --------------------------------------------------------------------------------

                               Page 3 of 5 Pages
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        Item 4.       Ownership./*/

                (a). Amount beneficially owned: See the response(s) to Item 9 on the attached cover page(s).

                (b).  Percent of class:
                      See the response(s) to Item 11 on the attached cover page(s).

                (c).  Number of shares as to which such person has:

                      (i)   Sole power to vote or to direct the vote:
                              See the response(s) to Item 5 on the attached cover page(s).

                      (ii)  Shared power to vote or direct the vote:
                              See the response(s) to Item 6 on the attached cover page(s).

                      (iii) Sole power to dispose or to direct the disposition
                              of: See the response(s) to Item 7 on the attached cover page(s).

                      (iv)  Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

        Item 5.       Ownership of Five Percent or Less of a Class.
                        May 10, 1996

        Item 10.      Certification.

                      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

- ----------
/*/The Goldman Sachs Group, L.P. ("GS Group") and Goldman, Sachs & Co. ("Goldman Sachs") each disclaims beneficial ownership of shares of Common Stock beneficially owned by (i) managed accounts and (ii) certain investment limited partnerships, of which a subsidiary of GS Group or Goldman Sachs is the general partner or managing general partner, to the extent partnership interests in such partnerships are held by persons other than GS Group, Goldman Sachs or their affiliates.

                               Page 4 of 5 Pages
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                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  June 10, 1996


                                    THE GOLDMAN SACHS GROUP, L.P.


                                    By:  /s/ Richard A. Friedman
                                       --------------------------
                                    Name:   Richard A. Friedman
                                    Title:   General Partner



                                    GOLDMAN, SACHS & CO.


                                    By:   /s/ Richard A. Friedman
                                       --------------------------
                                    Name:   Richard A. Friedman
                                    Title:    General Partner

                               Page 5 of 5 Pages